               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                            FORM 8-K



                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



               Date of Report: June 5, 1996



        THE BROOKLYN UNION GAS COMPANY
(Exact name of registrant as specified in its charter)




 NEW YORK                     1-722          11-0584613
(State or other jurisdiction  (Commission   (I.R.S. Employer
of incorporation or           File Number)  Identification No.)
organization)







One MetroTech Center,Brooklyn, New York         11201-3850
(Address of principal executive Offices)         (Zip Code)





Registrant's telephone number, including area code (718) 403-2000

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Item 5 - Press Release - Rate settlement agreement: Approval of
Holding Company Status by Public Service Commission Staff

The following is a complete extract of a press release issued by the Brooklyn Union Gas Company June 4, 1996:

BROOKLYN UNION AND PSC STAFF REACH SETTLEMENT AGREEMENT
TO ALLOW HOLDING COMPANY STATUS;
NEW RATE PLAN FOR CUSTOMERS THROUGH YEAR 2002

     Brooklyn Union announced today that it has reached an agreement with the staff of the New York State Department of Public Service to allow Brooklyn Union to reorganize its gas-distribution operations and its subsidiaries into a new holding company.

     The agreement also includes an innovative change in the company's rate-making formula that will provide greater pricing flexibility. Through the year 2002, the non-gas component in customer bills will be under specific price caps, which means that the total amount in rates that the company can charge all customers remains constant over the life of the agreement. Brooklyn Union is the first natural-gas utility in the country to reach a settlement on a price-cap plan with a state utility commission.

     The agreement is subject to approval by the New York State Public Service Commission (PSC). Action by the PSC is expected in early Fall, 1996. Shareholder approval of the reorganization into a holding company is also required. Upon approval, the name of the parent holding company will be KeySpan Energy Corporation.

                         Holding Company

     Robert B. Catell, chairman and chief executive officer of Brooklyn Union, said, "We are at the threshold of a new competitive era. The holding company will provide us with the organizational flexibility necessary to take advantage of business opportunities in a timely fashion and to compete more aggressively in the open marketplace. This agreement strikes a good balance between the necessary pricing flexibility we need and the service requirements of our customers. It also allows us to reap the benefits of reduced costs and increased revenues for our shareholders."

     The holding company structure allows the company to invest in much broader utility-related lines of business and permits non-utility investments to increase from the current level of 15% of capitalization to as much as 50% over the life of the agreement.

                        -- page 1 of 2 --
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                Utility Service and Customer Rates

     "Brooklyn Union has planned well to meet the challenges of this new competitive environment," says Craig Matthews, president and chief operating officer. "Our customer-satisfaction rates have been consistently excellent. We listen to our customers and they want choice, quality service and competitive prices. We have reengineered our business processes to provide value to our customers at competitive rates. We intend to offer our customers a full array of services and have them select options that fit their needs."

     Under terms of the agreement, Brooklyn Union's gas-distribution operations will still be regulated by the PSC as they always have been. All service to customers will be maintained at current high levels consistent with company and PSC policies and guidelines.

     The new rate-design flexibility reflects market-based pricing resulting from the deregulation of natural gas and development of competitive energy markets. The effect on customers will vary according to the use and the amount of gas consumed during a billing period. An overall rate decrease of at least $3 million will take effect in the first year. The rates of residential heating customers will decline slightly in the first year and will remain stable over the next five years. Commercial and small multi-family apartment buildings also will see a rate reduction. Other customers, primarily low-volume customers, using gas for cooking or water heating only, will see an increase in their bills since these are the customers for which it is most expensive to provide service, and rates to these customers historically have not recovered the cost to serve them. In addition, Brooklyn Union expects to charge for certain competitive services such as appliance repair.

     The agreement also has several features to protect the financial integrity of Brooklyn Union and establishes standards of corporate governance between the holding company, the utility, and subsidiary operations. These protections relate to cost allocation, affiliate transactions, access to the books and records of unregulated affiliates, capital ratio maintenance requirements for the utility subsidiary, dividend payment policies and independence of the utility's Board of Directors.

     Brooklyn Union distributes natural gas in the New York City boroughs of Brooklyn and Staten Island and in two-thirds of the borough of Queens, and serves the growing energy needs of four million residents. Brooklyn Union has energy-related investments in gas exploration, production and marketing in the United States and Canada, as well as energy services in the United States, including cogeneration projects, pipeline transportation and gas storage.


     The World Wide Web provides access to news about Brooklyn
Union at http://www.bug.com

6/4/96

                         --page 2 of 2--

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                            SIGNATURE

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          THE BROOKLYN UNION GAS COMPANY
                                   (Registrant)

                          s/ V.D. Enright
                          V.D. Enright
                          Senior Vice President and
                          Chief Financial Officer

Dated: June 5, 1996